UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hynes, Mary Ann
   IMC Global, Inc.
   2100 Sanders Road
   Northbrook, IL  60062
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Sundstrand Corporation
   SNS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   06/30/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and General Counsel and Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |12/11/|    |V|3.156             |A  |$48.75     |---                |I     |401(k) Plan                |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/18/|    |V|0.1970            |A  |$47.25     |---                | D    |---                        |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |2|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/23/|    |V|2.043             |A  |$47.9375   |---                |I     |401(k) Plan                |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/30/|    |V|10.3806           |A  |$48.1669   |---                |D     |---                        |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |01/28/|    |V|10.2615           |A  |$48.726    |---                |D     |---                        |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |02/25/|    |V|8.6414            |A  |$57.8610   |---                |D     |---                        |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |03/19/|    |V|0.2029            |A  |$68.3211   |---                |D     |---                        |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |2|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |03/25/|    |V|7.3218            |A  |$68.289    |---                |D     |---                        |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |03/31/|    |V|0.155             |A  |$69.50     |---                |I     |401(k) Plan                |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |4|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
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Common Stock               |03/31/|    |V|0.173             |D  |n/a        |---                |I     |401(k) Plan                |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |5|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
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Common  Stock              |04/22/|    |V|7.1156            |A  |$70.2686   |---                |D     |---                        |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
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Common Stock               |05/28/|    |V|0.16              |A  |$69.1875   |---                |I     |401(k) Plan                |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |4|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
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Common Stock               |06/04/|I   |S|60.229            |D  |$72.125    |-0-                |I     |401(k) Plan                |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |6|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/10/|J(8)| |3,000             |A  |$70.1191   |---                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/10/|J(9)| |5,123.3875        |D  |$70.1191   |-0-                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Nonqualified |(7)     |06/10|J(7)| |15,000     |D  |     |     |Common Stock|15,000 |       |-0-         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Restricted Stock Units|n/a     |06/10|J(8)| |3,000      |D  |     |     |Common Stock|3,000  |       |-0-         |D  |---         |
                      |        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)Employee contribution resulting in an acquisition of issuer securities in the Sundstrand Corporation Employee Savings Plan - Sundstrand Stock
Fund.
(2)Acquisition by Reporting Person pursuant to dividend reinvestment on Sundstrand Stock held in account with Smith Barney.
(3)Acquisition by Reporting Person through account, via payroll deduction, with Smith Barney.
(4)Allocated to Reporting Person's account pusuant to an automatic dividend reinvestment feature of the Sundstrand Corporation Employee Savings Plan-Sundstrand Stock
Fund.
(5)Adjustment to number of Sundstrand shares held in Reporting Person's Sundstrand Corporation Employee Savings Plan - Sundstrand Stock Fund account to match balance shown on Trustee's records.
(6)Disposition of issuer securities in Sundstrand Corporation Employiee Savings Plan - Sundstrand Stock Fund.
(7)In connection with the merger with UTC, 15,000 nonvested Sundstrand stock options held by the Reporting Person were vested and converted to 16,596 UTC stock options. Of the 15,000 Sundstrand options held by the Reporting Person prior to the conversion to UTC options, 5,000 were at an exercise price of $59.6875, and 10,00 were at an exercise price of $50.5938.
(8)In connection with the merger with UTC, 3,000 restricted stock units held by the Reporting Person were released. The released units were exchanged for 3,000 shares of Sundstrand common stock, which in turn were exchanged for the merger consideration of cash and UTC stock on June 10, 1999, with 1,674 UTC shares being issued to the Reporting Person.
(See Note 9 below.)
(9)In connection with the merger with UTC, the 5,123 shares of Sundstrand common stock held by the Reporting Person were exchanged for the merger consideration of cash and UTC stock on June 10, 1999, with 2,858 UTC shares being issued to the Reporting Person. Of the 2,858 UTC shares issued, 1,674 were related to the release of restricted stock units (see
Note 8 above).